UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

December 29, 2005

XO COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-30900	54-1983517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Sunset Hills Road, Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 703-547-2000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.
     On November 9, 2005, XO Communications, Inc. (the “Company”) announced that it had entered into an Equity Purchase Agreement, dated as of November 4, 2005 (the “Purchase Agreement”), with Elk Associates LLC (“Buyer”) providing for the sale (the “Equity Sale”) of the Company’s national wireline telecommunications business.
     On December 29, 2005, R2 Investments, LDC, which alleges that it is the beneficial holder of approximately 8% of the Company’s outstanding common stock, served the Company with a complaint in a lawsuit filed in the Delaware Court of Chancery related to the Equity Sale. The complaint names as defendants the Company, its directors and certain affiliates of Mr. Carl C. Icahn, who, through affiliated entities, is the controlling stockholder of both the Company and Buyer.
     The complaint, R2 Investments v. Carl C. Icahn, et al. (C.A. No. 1862-N), alleges, among other things, that Mr. Icahn and an entity alleged to be controlled by him breached alleged fiduciary duties of care, good faith and loyalty in connection with the Purchase Agreement and a related Stockholder Voting Agreement (“Stockholder Voting Agreement”), that the Company and the director defendants acted in concert and conspired with Mr. Icahn and the entity that he allegedly controls in violation of fiduciary duties and that the director defendants violated their fiduciary duties in connection with the Purchase Agreement by failing to obtain the greatest value for all stockholders.
     The complaint seeks equitable relief including, among other things, an injunction against consummation of the Equity Sale and rescission, to the extent implemented, of the Purchase Agreement, the Stockholder Voting Agreement and the Equity Sale. On January 5, 2006, the plaintiff moved for a preliminary injunction and expedited discovery. At a scheduling conference held on January 6, 2005, the Delaware Court of Chancery scheduled a March 2006 hearing on the plaintiff’s motion for a preliminary injunction.
     The Company believes the complaint to be without merit and intends to defend it vigorously.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2006	XO COMMUNICATIONS, INC.
	By:	/s/ William Garrahan
		Name:	William Garrahan
		Title:	Senior Vice President and Acting Chief Financial Officer